--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 5                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / Check box if no longer               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            OMB NUMBER:       3235-0362
    subject to section 16.                                                                              EXPIRES:  DECEMBER 31, 2001
    Form 4 or Form 5 obli-    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    gations may continue.        Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE      1.0
    See Instruction 1(b).                Section 30(f) of the Investment Company Act of 1940           -----------------------------
/ / Form 3 Holdings Reported

/ / Form 4 Transactions Reported
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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
                                                                                                   Director           10% Owner
                                                                                                X
   Pompadur        I.         Martin           Metromedia International Group, Inc. ("MMG")    ----               ----
-------------------------------------------------------------------------------------------        Officer (give      Other (specify
   (Last)       (First)      (Middle)       3. I.R.S. or Identifica-   4. Statement for        ----         title ----       below)
                                               tion Number of Repor-      Month/Year                        below)
   c/o Metromedia Company, One Meadowlands     ting Person, if an         2000 Year-End
   Plaza                                       entity (Voluntary)                                    --------------------------
-------------------------------------------------                      -------------------------------------------------------------
                (Street)                                               5. If Amendment,       7. Individual or Joint/Group Filing
                                                                          Date or Original             (Check Applicable Line)
                                                                          (Month/Year)            Form filed by One Reporting Person
                                                                                                X
                                                                                               ---
                                                                                                  Form filed by More than One
                                                                                                  Reporting Person
   East Rutherford   NJ        07073                                                           ---
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   (City)       (State)         (Zip)       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security             2. Trans-  3. Transac-   4. Securities Acquired (A) or  5. Amount of    6. Owner-     7. Nature of
   (Instr. 3)                       action     tion          Disposed of (D)                Securities      ship          Indirect
                                    Date       Code          (Instr. 3, 4 and 5)            Beneficially    Form:         Beneficial
                                               (Instr. 8)                                   Owned at        Direct        Ownership
                                   (Month/                                                  end of          (D) or        (Instr. 4)
                                    Day/    --------------------------------------------    Issuer's        Indirect
                                    Year)      Code          Amount    (A) or    Price      Fiscal Year     (I)
                                                                       (D)                  (Instr. 3       (Instr. 4)
                                                                                            and 4)
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None
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*If form is filed by more than one reporting person, see Instruction 4(b)(v).                                             (Over)
                                                                                                                     SEC 2270 (3/99)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                              A CURRENTLY VALID OMB CONTROL NUMBER.


FORM 5 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Trans-     5. Number of             6. Date Exer-
   (Instr. 3)                          sion of      action      action        Derivative               cisable and
                                       Exercise     Date        Code          Securities Ac-           Expiration
                                       Price of    (Month/      (Instr. 8)    quired (A) or            Date
                                       Deriv-       Day/                      Disposed of              Month/Day/
                                       ative        Year)                     (D)                      Year)
                                       Security                               (Instr. 3, 4, and 5)

                                                                                                    --------------------

                                                                                                     Date      Expir-
                                                                            ----------------------   Exer-     ation
                                                                                                     cisable   Date
                                                                               (A)        (D)
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Options to Buy                       $4.50        8/14/2000      A           50,000*                 8/14/2000 8/14/2010
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Na-
   lying Securities                    of         of Deriv-      ship           ture of
   (Instr. 3 and 4)                    Deriv-     ative          of             Indirect
                                       ative      Secur-         Deriv-         Bene-
                                       Secur-     ities          ative          ficial
                                       ity        Bene-          Secur-         Owner-
                                       (Instr.    ficially       ity:           ship
                                       5)         Owned          Direct         (Instr. 4)
------------------------------------              at End         (D)
                                                  of Year        or In-
                     Amount or                    (Instr. 4)     direct
       Title         Number of                                   (I)
                     Shares                                      (Instr. 4)
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Class A Common       50,000                       50,000          D
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Explanation of Responses:

* The options referred to herein were granted pursuant to the Metromedia International Group, Inc. 1996 Incentive Stock Plan. The
  options vest ratably over a three year period beginning August 14, 2001.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

                                                                                     /s/ I. Martin Pompadur             02/13/01
                                                                                  -----------------------------------  -----------
                                                                                   **Signature of Reporting Person        Date
                                                                                     I. Martin Pompadur

Potential persons who are to respond to the collection of information contained in this form are not required to             Page 2
respond unless the form displays a currently valid OMB number.